Exhibit 99.1
CERNER RECEIVES REGULATORY CLEARANCE FOR ACQUISITION OF SIEMENS HEALTH SERVICES

KANSAS CITY, Mo. - Sept. 18, 2014 - Cerner announced today the U.S. Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, as amended, in connection with the company’s purchase of the assets of Siemens' health information technology business unit, Siemens Health Services, for $1.3 billion in cash. The early termination of the HSR waiting period satisfies one of the conditions to the closing of the pending acquisition. The transaction remains subject to other customary closing conditions and is still expected to close in the first quarter of 2015.

In August, Cerner announced its plans to acquire Siemens Health Services as a way to advance industry innovation, combine complementary client bases and combine R&D investments. Based on 2014 estimates, Cerner and Siemens Health Services have combined totals of more than:

▪	20,000 associates in more than 30 countries

▪	18,000 client facilities, including some of the largest health care organizations in their respective countries

▪	$4.5 billion of annual revenue

▪	$650 million of annual R&D investment

“We’re pleased to have cleared this important regulatory hurdle and to be one step closer to integrating Siemens Health Services and its clients into the Cerner family,” said Dick Flanigan, Cerner senior vice president. “Our complementary client bases will span the globe in more than 30 countries, and include some of the largest health care organizations in the world.”

As part of the acquisition, Cerner and Siemens AG will create a strategic alliance and invest up to a combined $100 million to bring new solutions to market for the purpose of enhancing workflows and enhancing clinical outcomes. Early work on the alliance will build on Cerner’s strength in technology and Siemens’ expertise in imaging, to embed information from the electronic medical record inside advanced diagnostic and therapeutic technologies.

About Cerner
Cerner's health information technologies connect people, information, and systems, at approximately 14,000 facilities worldwide. Recognized for innovation, Cerner solutions assist clinicians in making care decisions and enable organizations to manage the health of populations. The company provides clients with a wide range of in-house services, as well as an integrated clinical and financial system to help organizations manage revenue. Cerner's mission is to contribute to the systemic improvement of health care delivery and the health of communities. Nasdaq: CERN. For more information about Cerner, please visit www.cerner.com, check out our blog at www.cerner.com/blog and connect with us on Twitter at http://www.twitter.com/cerner and on Facebook at www.facebook.com/cerner.

Certain trademarks, service marks and logos set forth herein are property of Cerner Corporation and/or its subsidiaries. All other non-Cerner marks are the property of their respective owners.

All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements. Statements relating to the expected benefits of the proposed transaction and Cerner's post-transaction plans, objectives, expectations and intentions are examples of such forward-looking statements. These forward-looking statements are based on the current beliefs, expectations and assumptions of Cerner's management with respect to future events and are subject to a number of significant risks and uncertainties. It is important to note that Cerner's performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. In many instances, the words "plans," "estimates," "expects," "will" or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: risks inherent with business acquisitions and integrations such as difficulties and operational and financial risks associated with integrating Cerner and the acquired business; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreements; the risk of uncertainty as to timing of the consummation of the acquisition; risks that any of the closing conditions to the proposed transaction may not be satisfied or may not be satisfied in a timely manner; risks related to disruption of management time from ongoing business operations due to the proposed transaction; failure to realize the synergies and other benefits expected from the proposed transaction; risk that the assets and business acquired may not continue to be commercially successful; the effect of the announcement of the proposed transaction and the transaction itself on the ability of Cerner to retain customers and retain and hire key personnel and maintain relationships with key suppliers; unexpected costs, charges or expenses resulting from the transaction; and litigation or claims relating to the transaction or the acquired assets and business. Additional discussion of other risks, uncertainties and factors affecting Cerner's business is contained in Cerner's filings with the Securities and Exchange Commission. The reader should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. Cerner undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

Contacts
US Media: Kate O'Neill Rauber, +1 (913) 515-9836, C_OneillRauber.Kate@cerner.com
EU Media: Distie Profit, +44 (0)77 8978 1815, Distie.Profit@cerner.com
Cerner Investors: Allan Kells, +1 (816) 201-2445, akells@cerner.com